Exhibit 99.1

REMARKETING TERMS SUMMARY

On October 25, 2013 (absent a Failed Remarketing, or the exercise by SLM Corporation or one of its wholly-owned subsidiaries of its call option), the class A-6 notes will be reset from their current terms to the following terms, which terms will be applicable until the final maturity date for the class A-6 notes (definitions for certain capitalized terms may be found in the Glossary at the end of the remarketing memorandum dated October 17, 2013):

Class A-6 Notes
Original principal amount	$505,981,000(1)
Current outstanding principal amount	$505,981,000(1)
Principal amount being remarketed	$505,981,000
Remarketing Terms Determination Date	October 15, 2013
Notice Date(2)	October 17, 2013
Spread Determination Date(3)	On or before October 22, 2013
Current Reset Date	October 25, 2013
All Hold Rate	N/A(4)
Next applicable Reset Date	N/A(5)
Interest rate mode	Floating
Index	Three-Month LIBOR(6)
Spread	Plus 0.63%
Day-count basis	Actual/360
Weighted average remaining life	(7)

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(1)   The class A-6 notes were originally issued in Euros and both their initial and current outstanding principal balance is equal to €410,000,000.  The U.S. Dollar equivalent of this principal balance has been calculated using an exchange rate of $1.2341 = €1.00.
(2)   The class A-6 notes were denominated in a non-U.S. Dollar currency during their current reset period.  Therefore, pursuant to their terms, the class A-6 notes are subject to a mandatory tender.
(3)   The applicable Spread was determined on October 17, 2013.
(4)  The All Hold Rate is not applicable.
(5)  Absent a failed remarketing or an exercise of the related call option by SLM Corporation or one of its wholly-owned subsidiaries on or before the October 25, 2013 reset date, there will be no subsequent reset dates for the class A-6 notes.
(6)   Three-month LIBOR will be reset on each LIBOR Determination Date in accordance with the procedures set forth under “Description of the Notes—Determination of Indices—LIBOR” in the  remarketing memorandum dated October 17, 2013.
(7)   The projected weighted average lives to maturity of the class A-6 notes (and assuming a successful remarketing of such notes on the current reset date) under various usual and customary prepayment scenarios may be found under “Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Class A-6 Notes” attached as Exhibit I to the remarketing memorandum dated October 17, 2013.